Exhibit (g)(7)

FOURTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FOURTH AMENDMENT, effective as of December 1, 2017, to the Custody Agreement dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the series of the Company to add new Funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend the Agreement by adding Exhibit O attached hereto for the purposes of adding the following series to the Agreement:

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Emerging Markets Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB Fund, Inc.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Salvatore Faia	By:	/s/ Joseph Neuberger

Printed Name: Salvatore Faia		Printed Name: Joseph Neuberger

Title: President		Title: EVP

Exhibit O to the Custody Agreement – The RBB Fund, Inc.

Fund Name

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Emerging Markets Fund